Exhibit 99.1
[Applica logo]
FOR IMMEDIATE RELEASE

Contact:	Investor Relations Department (954) 883-1000 investor.relations@applicamail.com
Applica Announces Resignation of Michael J. Michienzi
as President – Household Products Division
     Miramar, Florida (November 1, 2005) — Applica Incorporated (NYSE: APN) today announced that Michael J. Michienzi has elected to resign his position as President – Household Products Division of Applica Consumer Products, Inc. effective December 30, 2005 to pursue other interests. Harry D. Schulman, the Company’s President and Chief Executive Officer, will assume the responsibilities of Mr. Michienzi’s position until a permanent replacement is named.
     Mr. Schulman commented “On behalf of Applica, we would like to express our appreciation to Mike Michienzi for his efforts on behalf of the company. We wish Mike the best of luck in his future endeavors.”
     Applica Incorporated and its subsidiaries are marketers and distributors of a broad range of branded small household appliances. Applica markets and distributes kitchen products, home products, pest control products, pet care products and personal care products. Applica markets products under licensed brand names, such as Black & Decker®, its own brand names, such as Windmere®, LitterMaid®, Belson® and Applica®, and other private-label brand names. Applica’s customers include mass merchandisers, specialty retailers and appliance distributors primarily in North America, Latin America and the Caribbean. Additional information regarding the Company is available at www.applicainc.com.